Exhibit 1

Elbit Systems Reports Impact on its
Fourth Quarter 2018 Financial Results Due to Acquisition of IMI Systems

Haifa, Israel, 29 January 2019 - Elbit Systems Ltd. (NASDAQ: ESLT, TASE:ESLT) (“Elbit Systems” or “the Company”) announced today that, following the completion of the acquisition of IMI Systems Ltd. (“IMI”) shares on November 25, 2018, and a reorganization in connection with the IMI acquisition, it expects to record in the fourth quarter of 2018 expenses estimated in the range of 65-75 million dollars. These costs will be recorded mainly in the “Cost of Revenues” line item in our Consolidated Statement of Income and will be eliminated in the Non-GAAP results due to the non-recurring nature of the expense.

The Company reorganized a number of its activities, in connection with the IMI acquisition. This reorganization included, among other measures, the establishment of two business divisions:

a.	The Land Systems Division to be focused on land-based systems, to include military vehicle systems, artillery systems and the IMI activities; and

b.	The C4I and Cyber Division focused on command & control, radio, communication, homeland security and cyber intelligence activities.

This reorganization is intended to improve the synergy within the Company with respect to the acquired activities and better address market requirements and customer support. The Company believes that the acquisition of IMI and the reorganization will positively affect the future business of Elbit Systems.

The overall impact on the financial results for the fourth quarter will be included in the Company’s report for the quarter, which is planned to be released in March 2019.

About Elbit Systems
Elbit Systems Ltd. is an international high technology company engaged in a wide range of defense, homeland security and commercial programs throughout the world. The Company, which includes Elbit Systems and its subsidiaries, operates in the areas of aerospace, land and naval systems, command, control, communications, computers, intelligence surveillance and reconnaissance ("C4ISR"), unmanned aircraft systems, advanced electro-optics, electro-optic space systems, EW suites, signal intelligence systems, data links and communications systems, radios and cyber-based systems. The Company also focuses on the upgrading of existing platforms, developing new technologies for defense, homeland security and commercial applications and providing a range of support services, including training and simulation systems.
For additional information, visit: www.elbitsystems.com, follow us on Twitter or visit our official Youtube Channel.

About IMI Systems
IMI Systems Ltd is a globally recognized defense systems house, specializing in the development and manufacturing of comprehensive combat-proven solutions and technologies for the land, air, naval and cyber and homeland security (HLS) requirements of the modern battlefield. More than 8 decades of experience in the defense market bestow IMI Systems’ reputation as a preferred and highly appreciated defense systems manufacturer in the areas of various precision munitions, Combat mobility, survivability and protection systems, armor solutions and HLS and Crisis management. IMI Systems’ unique combination of capabilities enables its customers and business partners to enjoy the benefit of high standards, uncompromising quality solutions while facilitating their abilities to successfully cope with the demanding challenges of the future battlefield.

Contacts:

Company Contact: Joseph Gaspar, Executive VP & CFO Tel: +972-4-8316663 j.gaspar@elbitsystems.com David Vaaknin, VP, Head of Corporate Communications Tel: +972-77-2946691 david.vaaknin@elbitsystems.com	IR Contact: Ehud Helft Gavriel Frohwein GK Investor Relations Tel: 1-646-688-3559 elbitsystems@gkir.com

This press release contains forward‑looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended) regarding Elbit Systems Ltd. and/or its subsidiaries (collectively the Company), to the extent such statements do not relate to historical or current fact. Forward-looking statements are based on management’s expectations, estimates, projections and assumptions. Forward‑looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results, performance and trends may differ materially from these forward‑looking statements due to a variety of factors, including, without limitation: scope and length of customer contracts; governmental regulations and approvals; changes in governmental budgeting priorities; general market, political and economic conditions in the countries in which the Company operates or sells, including Israel and the United States among others; differences in anticipated and actual program performance, including the ability to perform under long-term fixed-price contracts; and the outcome of legal and/or regulatory proceedings. The factors listed above are not all-inclusive, and further information is contained in Elbit Systems Ltd.’s latest annual report on Form 20-F, which is on file with the U.S. Securities and Exchange Commission. All forward‑looking statements speak only as of the date of this release. The Company does not undertake to update its forward-looking statements.

Elbit Systems Ltd., its logo, brand, product, service and process names appearing in this Press Release are the trademarks or service marks of Elbit Systems Ltd. or its affiliated companies. All other brand, product, service and process names appearing are the trademarks of their respective holders. Reference to or use of a product, service or process other than those of Elbit Systems Ltd. does not imply recommendation, approval, affiliation or sponsorship of that product, service or process by Elbit Systems Ltd. Nothing contained herein shall be construed as conferring by implication, estoppel or otherwise any license or right under any patent, copyright, trademark or other intellectual property right of Elbit Systems Ltd. or any third party, except as expressly granted herein.